Exhibit 99.1

GameStop Reports Record First Quarter 2009 Results

First Quarter EPS Exceeds High-End of Guidance

2009 Full Year EPS Guidance Reiterated

GRAPEVINE, Texas--(BUSINESS WIRE)--May 21, 2009--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today reported record sales and earnings for the first quarter ended May 2, 2009.

Net earnings for the first quarter increased 13.4% to $70.4 million, including debt retirement costs of $2.9 million ($1.8 million, net of tax benefits), as compared to net earnings of $62.1 million in the prior year period. Diluted earnings per share were $0.42, including debt retirement costs of $0.01 per diluted share, and exceeded the high-end of guidance, an increase of 13.5% compared to $0.37 in the prior year quarter.

Total sales for the first quarter increased 9.2% to $1.98 billion, as compared to $1.81 billion in the prior year period. Sales were led by a very successful launch of the Nintendo DSi handheld system and strong releases of Capcom’s Resident Evil 5 and Street Fighter IV; however, sell through of these titles could not compare to the tremendous success of Grand Theft Auto IV from Take Two Interactive and Nintendo’s Super Smash Bros. Brawl in the prior year.

First quarter comparable store sales were lower than expected, declining slightly by 1.5%, due primarily to sharper recessionary effects in Europe and a slowdown of new console sales that occurred late in the quarter.

“During the quarter GameStop sustained its strong earnings growth momentum and exceeded earnings guidance despite less than planned comparable store sales,” indicated Daniel DeMatteo, CEO of GameStop. “Although new video game software sales declined by 2.8%, lower-priced used products grew a robust 31.9%, illustrating that value is becoming more important to our customers.

“We continue to profitably manage our business through the global recession by effectively managing our buy-sell-trade model and maintaining tight expense control. In fact, we were able to retire $50 million of senior notes and end the quarter with cash of $230 million. I am also pleased that we were able to capitalize on the downward pressure of rents, and open 114 new stores. As in the past, we continue to improve operating margins, build brand and value awareness with consumers, and gain market share as we expand the video game market worldwide.”

Updated Guidance

For the second quarter of fiscal 2009, GameStop is forecasting diluted earnings per share to range from $0.28 to $0.33 compared to $0.34 in the prior year period, when earnings grew 162% over the second quarter of 2007. Comparable store sales are projected to decline by 8% to 11%, due to an unfavorable comparison to the 20% increase in same store sales in the prior year quarter, declining new console unit sales, and the impact of government stimulus checks issued last year.

DeMatteo continued, “In the second quarter, like the first, we face very strong comparisons to the prior year period due to the unprecedented number of blockbuster titles released in the first half of 2008 and a significantly more brittle global economy. We do expect the back half of this year to be stronger than the first half due to a full and wide-ranging new title lineup. All together, this places us in a prime position to capitalize on the growth in the market in the fall and holiday seasons.”

GameStop is reiterating its full year diluted earnings per share guidance range of $2.83 to $2.93, representing a +18% to +22% increase over fiscal 2008. Full year comparable store sales are now expected to range from flat to +2%.

Note that guidance does not include debt retirement costs or merger related expenses.

Conference Call and Webcast Information

A conference call with GameStop Corp.’s management is scheduled for May 21, 2009 at 11:00 AM ET to discuss the first quarter sales and earnings results. The conference call will be simulcast on the Internet at http://investor.gamestop.com. The conference call will be archived on the website until June 4, 2009.

About GameStop

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,244 retail stores in 17 countries worldwide. The company also operates an e-commerce site, GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2009 and beyond, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of recent acquisitions, including Micromania; the impact of increased competition and changing technology in the video game industry; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	May 2, 2009	May 3, 2008

Sales	$1,980,753	$1,813,617
Cost of sales	1,438,640	1,340,211

Gross profit	542,113	473,406

Selling, general and administrative
expenses	375,832	328,667
Depreciation and amortization	37,827	34,836

Operating earnings	128,454	109,903

Interest expense, net	11,681	8,488
Debt extinguishment expense	2,862	2,331

Earnings before income
tax expense	113,911	99,084

Income tax expense	43,478	36,959

Net earnings	$70,433	$62,125

Earnings per common share:
Basic	$0.43	$0.38
Diluted	$0.42	$0.37

Weighted average common shares
outstanding:
Basic	164,474	161,825
Diluted	167,972	167,377

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	72.6%	73.9%

Gross profit	27.4%	26.1%

SG&A expenses	19.0%	18.1%
Depreciation and amortization	1.9%	1.9%

Operating earnings	6.5%	6.1%

Interest expense, net	0.6%	0.5%
Debt extinguishment expense	0.1%	0.1%

Earnings before income
tax expense	5.8%	5.5%

Income tax expense	2.2%	2.1%

Net earnings	3.6%	3.4%

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	May 2,	May 3,
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$230,255	$625,986
Receivables, net	47,265	66,662
Merchandise inventories	1,160,769	988,584
Prepaid expenses and other current assets	69,792	56,603
Deferred taxes	19,000	24,764
Total current assets	1,527,081	1,762,599

Property and equipment:
Land	10,801	12,032
Buildings & leasehold improvements	473,654	396,278
Fixtures and equipment	645,051	560,051
	1,129,506	968,361
Less accumulated depreciation and amortization	570,062	451,472
Net property and equipment	559,444	516,889

Goodwill, net	1,877,832	1,415,509
Other noncurrent assets	291,125	72,788
Total assets	$4,255,482	$3,767,785

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$775,554	$781,927
Accrued liabilities	411,099	365,926
Taxes payable	43,261	4,674
Total current liabilities	1,229,914	1,152,527

Other long-term liabilities	108,212	79,857
Senior notes payable, net of discount	495,571	544,992
Total liabilities	1,833,697	1,777,376

Stockholders' equity:
Preferred stock - authorized 5,000 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300,000 shares;
164,622 and 163,263 shares issued and
outstanding, respectively	165	163
Additional paid-in-capital	1,317,100	1,271,076
Accumulated other comprehensive income	13,597	34,837
Retained earnings	1,090,923	684,333
Total stockholders' equity	2,421,785	1,990,409
Total liabilities and stockholders' equity	$4,255,482	$3,767,785

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	May 2, 2009		May 3, 2008
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$395.9	20.0%	$339.0	18.7%
New video game software	770.5	38.9%	792.8	43.7%
Used video game products	548.5	27.7%	415.7	22.9%
Other	265.9	13.4%	266.1	14.7%

Total	$1,980.8	100.0%	$1,813.6	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	May 2, 2009		May 3, 2008
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$24.1	6.1%	$20.4	6.0%
New video game software	165.5	21.5%	156.6	19.8%
Used video game products	263.6	48.1%	204.1	49.1%
Other	88.9	33.4%	92.3	34.7%

Total	$542.1	27.4%	$473.4	26.1%

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130